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                                                                    EXHIBIT 10.6

              AMENDED AND RESTATED AGREEMENT FOR THE ALLOCATION OF

               UNITED STATES FEDERAL, STATE AND LOCAL INCOME TAXES


This Agreement is by and between General Motors Corporation, a Delaware corporation ("GM"), and Delphi Automotive Systems Corporation, a Delaware corporation ("Delphi").

                                    RECITALS

       1. GM is the common parent of the GM Group, which includes Delphi.

       2. On June 19, 1998, GM formed Delphi Automotive Systems (Holding), Inc. ("DASHI"), as a Delaware corporation wholly owned by GM. On or about January 1, 1999, GM will contribute to DASHI GM's ownership interest in all of the foreign branches, subsidiaries, joint ventures and other foreign assets related to the business of Delphi.

       3. On September 9, 1998, GM formed Delphi Technologies, Inc., a Delaware corporation ("Delphi Technologies"), and will, on or about January 1, 1999, contribute to it certain intellectual property (e.g., patents, trademarks and trade names) related to the Delphi business. Delphi Technologies will then be contributed to Delco Electronics Corporation, a Delaware corporation. Delphi Technologies will grant a license to other Delphi entities for use of the intellectual property in exchange for an appropriate royalty.

       4. On September 16, 1998 GM formed Delphi Automotive Systems LLC ("DAS") as a single-member Delaware limited liability company. Pursuant to Treas. Reg.
Section 301.7701-1(a)(4), following its formation DAS will be treated as a division of GM for Federal Income Tax purposes. On or about January 1, 1999, GM will contribute to DAS all of Delphi's U.S. assets, including the stock of Delco.

       5. On September 16, 1998 GM formed Delphi and will, on or about January 1, 1999, contribute to it all of GM's ownership interest in DASHI and DAS.

       6. Pursuant to Treas. Reg. Section 301.7701-1(a)(4), following the contribution of DAS to Delphi, DAS will be treated as a division of Delphi for Federal Income Tax purposes.

       7. It is anticipated that during the second quarter of 1999 GM will distribute all of its Delphi capital stock to holders of GM's $1-2/3 Par Value Common Stock.

       8. The effective date of this Agreement is intended to be the day following the Spin-Off Date.


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       9. Except as otherwise provided, GM and Delphi agree and acknowledge that the Spin-Off has no effect on the relationship between them for any Consolidated Tax Period, and GM and Delphi intend to amend and restate the Agreement for the Allocation of United States Federal, State and Local Income Taxes (the "First Agreement") to provide for, among other things, (i) the allocation between GM and Delphi of Carryforward Tax Attributes available to be carried forward to Separate Return Tax Periods, (ii) the rights, duties and responsibilities of the parties in connection with audits, protests, appeals, litigation and other proceedings with respect to the Consolidated Tax Periods, (iii) the treatment of any carryback item from a Separate Return Tax Period to a Consolidated Tax Period, and (iv) the relationship of the parties as it relates to income tax matters from the effective date of this Agreement until the date of the Final Determination of the last of the income tax liabilities to be so finally determined.

       10. This Agreement supersedes and replaces the First Agreement.

       11. This Agreement has been entered into by the parties based on the assumption that the GM Tax Staff will, pursuant to the Tax Compliance and Planning Services Agreement, be providing Delphi with tax compliance services related to Income Tax reporting with respect to taxable years ending on or before December 31, 1999.

                                    AGREEMENT

Article I.  Definitions

"Accountants" means an internationally recognized firm of Certified Public Accountants mutually agreed to by the parties.

"Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of Michigan are authorized or obligated by law or executive order to close.

"Carryforward Tax Attribute" means a deductible or creditable consolidated Federal tax attribute, including, but not limited to, (i) a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit, or a consolidated excess charitable contribution (see Section 1.1502-79 of the Regulations), and
(ii) the consolidated minimum tax credit, or other consolidated general business credits, that can be carried forward from one tax period to subsequent tax periods.

"Code" means the Internal Revenue Code of 1986, as amended.



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"Consolidated Tax Period" means any tax period (except a Prior Tax Year) of the
GM Group ending before, with, or which includes the Spin-Off Date during which any member of the Delphi Group was a member of the GM Group.

"Contribution Date" means that date that GM completes the formation of Delphi by contributing to it all of GM's ownership interest in DASHI and DAS, anticipated to be January 1, 1999.

"Delco" means Delco Electronics Corporation, a Delaware corporation.

"Delco Closing Date Balance Sheet" is defined in the Hughes Transactions Agreement.

"Delco Group" means Delco and all corporations which from time to time would join with Delco in filing a consolidated Federal Income Tax Return with Delco as the common parent of that group if Delco were not a member of the GM Group.

"Delphi" means Delphi Automotive Systems Corporation, a Delaware corporation.

"Delphi Group" means Delphi and all corporations which from time to time would join with Delphi in filing a consolidated Federal Income Tax Return with Delphi as the common parent of that group if Delphi were not a member of the GM Group.

"Delphi Group Tax Liability" means the Delphi Group consolidated Federal income tax liability, determined as of the end of the applicable tax period in accordance with Section 1.1502-1, et seq. of the Regulations as if (i) the highest rate of tax specified in subsection (b) of Section 11 of the Code were the only rate set forth in that subsection, and (ii) the Delphi Group were a separate affiliated group of corporations filing a consolidated Federal income tax return, including any elections which have been made by Delphi pursuant to the Code or the Regulations.

"Election" means the treatment of an item or items in an Income Tax Return, including (i) affirmative elections such as inventory methods, depreciation methods, the use of a foreign sales corporation, or tax year-end, (ii) accounting method elections, including timing of the recognition of items of income or deduction on the taxpayer's Income Tax Return, and (iii) Income Tax Return filing positions with respect to certain characterization issues, including whether a particular item is deductible, whether a particular gain or loss is ordinary or capital, or whether an item is business or non-business income.

"Final Determination" means (i) an adjustment mutually agreed by either GM or Delphi, as appropriate, and the tax authority, (ii) the definition of "determination" set forth in Section 1313(a) of the Code, or (iii) the expiration of the applicable statute of limitations.

"GM" means General Motors Corporation, a Delaware corporation.



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"GM Group" means GM and all corporations which from time to time join with GM in filing a consolidated Federal Income Tax Return with GM as the common parent of that group.

"GM Group Tax Liability" means the consolidated Federal income tax liability of the GM Group, determined as of the end of the applicable tax period, in accordance with Section 1.1502-1, et seq. of the Regulations.

"Hughes Transactions Agreement" means that certain agreement dated as of December 17, 1997 by and between GM and Hughes Electronics Corporation, a Delaware corporation, formerly known as Hughes Network Systems, Inc. ("Hughes").

"Income Tax" means any United States Federal, state or local (but not foreign) tax, charge, fee, levy or other assessment which is determined with reference to
(i) net income or profits (including, but not limited to, the Michigan Single Business Tax and capital gains, gross receipts, value added or minimum tax, but not including sales or use tax), or (ii) multiple bases, including but not limited to, corporate franchise, gross receipts, net worth, privilege, doing business or occupation taxes, if one of the bases is listed in clause (i).

"Income Tax Return" means any return, report, filing, statement, declaration or other document required to be filed with a taxing authority in respect of Income Taxes.

"Master Separation Agreement" means that certain Master Separation Agreement entered into by and among GM, Delphi, and certain members of the Delphi Group in December 1998.

"Prior Tax Year" means 1998 and all previous tax periods.

"Proceeding" means any audit or other examination, protest, appeals or other administrative or judicial proceeding relating to liability for or refunds or adjustments with respect to Income Taxes for any tax period.

"Regulations" means the regulations promulgated under the Code, in effect from time to time.

"Separate Return Tax Period" means any tax period of Delphi or any member of the Delphi Group not included in a Consolidated Tax Period, or any tax period of the GM Group subsequent to the final Consolidated Tax Period.

"Spin-Off" means the distribution by GM of the Delphi common stock to GM's common stockholders in a tax-free transaction under Section 355 of the Code, and related transactions.

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"Spin-Off Date" means the last date that Delphi is included in the GM Group's consolidated Federal Income Tax Return.

"Tax Change" means for any tax period the difference between (i) the relevant income tax liability calculated taking into account any Timing Difference, and
(ii) the relevant income tax liability calculated as if such Timing Difference had not occurred, but taking all other facts into account. The amount of any Tax Change will be determined by multiplying the relevant adjustment to taxable income for the relevant tax period by the highest rate of tax specified in
Section 11(b) of the Code.

"Timing Difference" means an adjustment to the taxable income or credits of the GM Group which results in (i) an increase or decrease in the income, gain, recapture, deduction, loss or credit of either the GM Group or the Delphi Group for a particular tax year, and (ii) an offsetting increase or decrease in deduction, loss, credit, income, gain or recapture of the other party for other tax years. Timing Difference also means an adjustment to the taxable income of the Delphi Group and an offsetting adjustment to the taxable income of the GM Group for the same tax year.

Article II.  General Provisions; Effective Date and Other Agreements

       2.1. Effective Period. This Agreement shall be effective on the day following the Spin-Off Date; provided, however, that if this Agreement has not become effective on or prior to January 1, 2000, it shall not become effective thereafter in the absence of the written consent of both parties to extend the effective date. This Agreement will remain in full force and effect until the Final Determination of the GM Group Tax Liability has been made for all tax periods in which Delphi or any member of the Delphi Group is included in the GM Group.

       2.2. Recitals Incorporated. The above recitals are hereby incorporated into this Agreement by reference.

       2.3. Application of the Code. Unless otherwise indicated, the words and concepts used in this Agreement shall be given the same definitions and meanings ascribed to them by the Code and the Regulations, unless that meaning is clearly inconsistent with this Agreement. Any alteration, modification, addition, deletion, or other change in the applicable provisions of the Code or the Regulations will automatically be applicable to this Agreement. Unless otherwise indicated, all references herein to a particular Section of the Code or the Regulations will include any successor provision designated by a different or additional Section reference.

       2.4. Hughes Transactions Agreement. In connection with the post-closing payment made by Hughes to GM pursuant to Section 1 of the Hughes Transactions Agreement dated December 17, 1997, GM, Hughes Electronics Corporation, and Delco entered into an agreement dated June 26, 1998 that provides for indemnification by Hughes with respect to certain issues. The parties hereby acknowledge that any

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indemnity payment that may be due from Hughes pursuant to the June 26, 1998 agreement relates to the payment made by Hughes to GM pursuant to the Hughes Transactions Agreement and would be payable to GM.

       2.5. State and Local Income Taxes If any state or local Income Tax is determined by combining or consolidating all or part of the income, losses, properties, payrolls, sales or other attributes of any member of the GM Group with those of any member of the Delphi Group, the parties will apply all of the provisions of this Agreement and the relevant provisions of state and local laws to such state and local Income Taxes, including estimated and final tax payments, Elections, Proceedings, and Final Determinations.

Article III.  Tax Payments; Consolidated Returns

       3.1. Agreement to File. As long as Delphi is a member of the GM Group, GM and Delphi (and all members of the Delphi Group) hereby agree to file consolidated Federal Income Tax Returns in the United States, and will execute such documents and take such actions as are necessary or appropriate in connection with filing those returns.

       3.2.  Elections.

       For 1998 and each Consolidated Tax Period:

              (a)  General.

                    (i) Consolidated Elections. GM will make all Elections that the Code or the Regulations require to be made by the parent corporation of a consolidated group, or Elections that must be followed by all members of the GM Group.

                    (ii) General Delphi Elections. Except for Elections described in (i) above and subject to Section 3.2(b) below, all Elections that are available to Delphi under the Code and the Regulations relating to the filing of consolidated Federal Income Tax Returns, including Elections with respect to a Delphi taxable period beginning before the Contribution Date, will be determined by Delphi in its sole discretion and made by GM on behalf of Delphi. All Elections made on Delphi's behalf by GM are deemed to have been made by Delphi.

              (b) GM Consent. Delphi shall not make any Election that might have an adverse impact on GM (whether because the Election is not consistent with Elections made by GM or otherwise) without the prior written consent of GM. Whether an Election might have an adverse impact on GM will be determined by GM acting reasonably.

              (c) Delphi Specific Elections. GM may, in connection with providing the Income Tax reporting compliance services to Delphi referred to in Recital 11, provide

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Delphi with a written description of certain specific Elections for which GM may require that Delphi make an affirmative determination of the Delphi Election.
The written description will include all of the facts known to GM that are reasonably necessary for Delphi to make the determination, and the date by which the determination must be made in order to permit GM sufficient time to prepare the Income Tax Returns. Delphi will provide GM with its written determination of Election by the specified date. If Delphi fails to provide GM with its written determination of Election by the specified date, Delphi shall be deemed to have determined the Election made on its behalf by GM.

              (d) Delphi Pension Plan Contribution Deduction. Notwithstanding anything in this Section 3.2 to the contrary, if permitted to do so by the Code and Regulations, Delphi may make an Election to treat an amount of its pension plan contribution (including any contribution that Delphi makes to GM's pension plan in respect of Delphi employees) as deductible in its Consolidated Tax Period that includes the Contribution Date, and subsequent Consolidated Tax Periods (including the Consolidated Tax Period that includes the Spin-Off Date) but such deduction shall not exceed an amount that reduces the Delphi Group domestic source taxable income for the applicable Consolidated Tax Period below zero.

3.3  Preparation of Income Tax Returns.

              (a) Consolidated or Combined Income Tax Returns. This Section 3.3(a) applies with respect to the preparation and filing of the GM Group's consolidated Federal Income Tax Returns and its consolidated or combined state or local Income Tax Returns for the Consolidated Tax Period that includes the Contribution Date, and subsequent Consolidated Tax Periods (including the Consolidated Tax Period that includes the Spin-Off Date).

                    (i) Delphi Consolidated Returns. For each Consolidated Tax Period, Delphi shall provide GM with a draft Federal Income Tax Return and draft state and local Income Tax Returns for each jurisdiction in which Delphi is included in a consolidated or combined state or local Income Tax Return with any member of the GM Group, on or before a date established by GM (which shall be consistent with the dates established for other members of the GM Group). Each draft Income Tax Return provided to GM shall be signed by an officer of Delphi in the space provided for the taxpayer's signature on the appropriate Income Tax Return form. Items of income, gain, deduction, loss and credit to be included in the draft Income Tax Returns for the Consolidated Tax Period that includes the Spin-Off Date shall be determined by the method described in Section 3.3(a)(ii).

                    (ii) Delphi Final Consolidated Tax Period. Notwithstanding anything in this Agreement to the contrary, the Delphi Group Tax Liability for the Consolidated Tax Period that Delphi ceases to be a member of the GM Group shall be determined pursuant to Reg. Section 1.1502-76 by including only that portion of the taxable year ending on the Spin-Off Date, based on a closing of the books for income tax purposes and,

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immediately before the Spin-Off, items of income, gain, loss, deduction, and credit will be taken into account (to the extent not previously taken into account in the computation of the Delphi Group Tax Liability) as required by the applicable intercompany transaction Regulations.

              (b)  Delphi Separate Returns.

                    (i) Separate State and Local Returns. Delphi shall prepare and file Income Tax Returns, and pay its separate Income Tax Liabilities or estimated separate Income Tax liabilities for any tax jurisdiction in which Delphi (or any member of the Delphi Group) is required to file (or does file) a separate state or local Income Tax Return directly with the taxing authority and not as a part of a GM return for a period that includes a Consolidated Tax Period.

                    (ii) Separate Return Tax Periods. GM and Delphi shall each prepare and file Income Tax Returns, and pay their own Income Tax liabilities directly with the taxing authorities for all Separate Return Tax Periods.

                    (iii) Separate Tax Return Adjustments. If there are any adjustments to the Delphi Group Income Tax liabilities for Separate Return Tax Periods or for separate state or local Income Tax Returns for a Consolidated Tax Period, Delphi will control the conduct of Proceedings related thereto, and will pay the Income Tax liability, if any, directly to the relevant taxing authority.

       3.4 Payment of Tax to Internal Revenue Service. For each Consolidated Tax Period GM will pay to the Internal Revenue Service, or to any other payee that may be required by the Code, the GM Group Tax Liability as shown on the consolidated Federal Income Tax Return filed with the Internal Revenue Service.

       3.5  Tax Payments.

       For Each Consolidated Tax Period:

              (a) Calculation. Not less that ten (10) Business Days prior to the date on which GM is required to make payments of estimated tax (as defined in Section 6655 of the Code) on behalf of the GM Group, for any quarter in which the Delphi Group is includable in the GM Group consolidated Federal Income Tax Return, Delphi shall submit to GM a calculation of the separate Delphi Group estimated tax, determined on the basis of the estimated Delphi Group Tax Liability.

              (b) Estimated Payment. On or before the due date of GM's payment of estimated tax, Delphi will pay to GM the amount, if any, shown in the calculation of Delphi Group estimated tax. If, at the due date of any payment of estimated tax, or after the close of the tax year, Delphi's calculations show that its previous payments to GM are in excess of the Delphi Group Tax Liability for estimated tax due on a

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cumulative basis, GM shall promptly refund such excess to Delphi. No refund shall be required prior to the filing of the Income Tax Return related to such taxes unless GM can obtain cash benefit of such Delphi excess payment whether by refund from the taxing authorities or by reduction of other taxes for which GM is liable.

              (c) Underpayment Penalty. If an additional tax would have been imposed on the Delphi Group under Section 6655 because of an underpayment of estimated tax had that Group paid the calculated Delphi Group estimated tax and incurred the Delphi Group Tax Liability, Delphi will pay to GM the amount of the additional tax on the date the additional tax would have been due, but not in excess of the amount that the GM Group Tax Liability is increased under Section 6655 of the Code.

              (d) Federal Income Tax Return Payment. On or before September 30 of the year following each tax year to which this Agreement applies, Delphi will pay to GM or GM will pay to Delphi, as appropriate, the difference between the Delphi Group Federal Income Tax liability for that tax year and the estimated tax payments paid by Delphi for that tax year.

              (e) State or Local Income Tax Return Payment. On or before January 15 of the second year following each tax year to which this Agreement applies, Delphi will pay to GM or GM will pay to Delphi, as appropriate, the difference between the aggregate Delphi Group state and local Income Tax liability for such tax year and the estimated tax payments paid by Delphi for that tax year. This
Section 3.5(e) does not apply to Delphi Income Tax Returns described in Section 3.3(b).

       3.6  Method of Payment.

              (a) General. Unless otherwise mutually agreed, all payments required by this Agreement will be made by wire transfer of same day funds to the appropriate bank account as may from time to time be designated for that purpose, and notice of the transfer will be given to the payee of the payment in accordance with Section 8.5 of this Agreement.

              (b) Setoff. Notwithstanding anything to the contrary in any agreement between Delphi and GM, but subject to the following sentence, each party has the right to collect payments under this Agreement that are more than sixty (60) calendar days past due by setoff against payments due to the other party under this Agreement or any other agreement between them, unless such other agreement is in respect of any form of taxes, in which case no right of setoff shall apply. Notwithstanding the preceding sentence, in the event and to the extent that any payment to be made under this Agreement is in dispute between the parties and the disputed matter is subject to the dispute resolution procedure set forth in Section 7.2 of this Agreement, the setoff provision of this Section 3.6(b) shall not apply to the extent of the disputed amount. No amounts due under this Agreement may be used to satisfy claims by either party under any other agreement between them.

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       3.7 Interest. If any payment required by this Agreement is not timely paid, interest shall accrue during any calendar quarter on the unpaid amount at a rate per annum equal to the highest Prime Lending Rate published on the first Business Day of such calendar quarter by the Wall Street Journal, but in no event to exceed the maximum rate of interest allowed by applicable law. For this purpose, a payment will be timely paid only if actually received by the payee on or before the due date of the payment.

Article IV.  Recomputations and Adjustments

       4.1. Adjustments of GM Group Tax Liability.

              (a) Adjusting Payments Generally. For Prior Tax Years and any Consolidated Tax Period, if any item of income, gain, loss, deduction, or credit of the GM Group is adjusted as part of a Final Determination, GM will pay Delphi or Delphi will pay GM an amount, including interest and penalties imposed on the GM Group, (A) as may be necessary to adjust the payments between Delphi and GM to reflect payments that would have been made under Section 3.5 of this Agreement had the Final Determination of the adjustment been taken into account in determining the amount of those payments, or (B) as described in other Sections of this Agreement. However, any payment otherwise required by (A) or
(B) will be required to be made only if the payment results from an adjustment that:

                    (i) constitutes a Timing Difference, as described in Section 4.2,

                    (ii) relates to Delphi Technologies, Inc.,

                    (iii) results from the failure of GM or Delphi to retain records as required by Section 6.2,

                    (iv) results from the failure of GM or Delphi to cooperate in tax administration matters as required by Section 6.3,

                    (v) relates to other recomputations described in Section 4.3 below,

                    (vi) relates to Delco for Prior Tax Years, as described in
Section 4.4 below,

                    (vii) relates to Elections determined by Delphi, but not consented to by GM in writing pursuant to Section 3.2(b),

                    (viii) relates to Elections determined by Delphi pursuant to
Section 3.2(c), or

                    (ix) relates to foreign tax refunds, as described in Section 4.5.

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              (b) Time of Payment. A payment required under this Section 4.1 will be due ten (10) calendar days following the date that one party gives notice to the other party that a payment is due.

              (c) Required Notice. Notice will include a copy of the notice of deficiency or other written communication from an authority describing the Final Determination and, if necessary, detailed calculations supporting the amount due.

       4.2. Timing Differences. If any item of income, gain, recapture, loss, deduction, or credit of the GM Group is adjusted as part of a Final Determination for any tax year (whether or not this Agreement applies to that tax year), and the adjustment results in a Timing Difference, GM or Delphi, as appropriate, will pay to the party incurring the tax detriment an amount equal to the Tax Change. The party obtaining the Tax Change benefit will pay to the party incurring the Tax Change detriment the amount of the benefit, without interest, on the earlier of (i) the due date of the Income Tax Return on which the benefit is claimed (unless that return was filed before the Timing Difference arose), (ii) the date that a refund of the tax benefit is received, or (iii) the date that a taxing authority applies the tax benefit to an amount owed by the party receiving the tax benefit. The party incurring the Tax Change detriment shall have the right to review the tax benefit utilization by the other party. GM and Delphi may negotiate a single payment to be made in lieu of the payments contemplated in this Section 4.2. The parties may consider, among other factors, the time value of the future tax benefits, anticipated future tax rates, and the likelihood that the tax benefits will be utilized.

       4.3. Other Recomputations. If there is any change of or adjustment to any item relating to the computation of payment under this Agreement that is not otherwise provided for (such as correction of a previous erroneous calculation), GM and Delphi will make payments to each other as may be appropriate to reflect the intent of this Agreement, as described in Section 7.1. No payment shall be required with respect to a Prior Tax Year pursuant to this Section 4.3.

       4.4. Delco Prior Tax Year Adjustments. If any item of Delco's income, gain, loss, deduction, or credit is adjusted as part of a Final Determination made with respect to any Prior Tax Year and the adjustment increases the Delco Income Tax liability, Delphi will pay GM an amount equal to such increase, reduced by the amount of any indemnification payment due to GM from Hughes described in Section 2.4(a) of this Agreement. If the Delco adjustment decreases the Delco Income Tax liability (net of any such indemnification payment), GM will pay Delphi the amount of the decrease.

       4.5. Foreign Tax Refunds. If Delphi receives, after the Spin-Off Date, a refund of foreign taxes related to a tax year ending on or before the Spin-Off Date and the IRS requires an adjustment pursuant to Regulation Section 1.905-3T to the GM Group's foreign tax credit for a Consolidated Tax Period or a Prior Tax Year, Delphi will pay GM an amount equal to the adjustment to the GM Group's foreign tax credit generated through the last

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Consolidated Tax Period. If any portion of the foreign tax credit repaid by
Delphi to GM would have expired unused, GM will pay an amount equal to such portion to Delphi, together with interest on such portion from the date Delphi paid GM to the date GM pays Delphi, computed at the Federal short-term rate described in Section 6621(b) of the Code, plus two percentage points. Delphi shall have the right to review such foreign tax utilization.

       4.6. Character of Adjusting Payments. If any payment required by this
Article IV is taxable to the recipient, the amount of the payment shall be adjusted to place the recipient in the same after-tax position it would have enjoyed if the payment were not taxable to the recipient.

Article V.  Carryforward Tax Attributes.

       5.1. Delco Carryforward Tax Attributes. The Carryforward Tax Attributes available to the Delphi Group for the tax period that includes the Contribution Date will be determined by apportioning the Carryforward Tax Attributes of the GM Group among the GM Group and the Delco Group, as described below:

              (a) Federal Tax Attributes. If the final or temporary Regulations would require an allocation of a portion of the GM Group's Carryforward Tax Attributes to the Delco Group had the Delco Group left the GM Group as of the Contribution Date, then, GM will allocate to the Delco Group only that portion, if any, of the particular Carryforward Tax Attribute items that would have been expressly required to be allocated to the Delco Group if the Delco Group left the GM Group as of the Contribution Date. The Delphi Group may take only these Carryforward Tax Attributes into account in determining the Delphi Group Tax Liability for the Consolidated Tax Period that includes the Contribution Date. The determination of the amount of unused foreign tax credit allocable to the Delco Group shall be determined separately with respect to each of the items of income listed in Section 904(d) of the Code.

       5.2. Separate Return Tax Period Carryforward Tax Attributes. The Carryforward Tax Attributes available to the Delphi Group for Separate Return Tax Periods will be determined by allocating the Carryforward Tax Attributes of the GM Group available to carry forward to tax periods beginning after the end of the final Consolidated Tax Period among the GM Group and the Delphi Group, as described below:

              (a) Federal Tax Attributes. Unless the final or temporary Regulations expressly require an allocation of particular items of the GM Group's Carryforward Tax Attributes from the final Consolidated Tax Period to the Delphi Group's Separate Return Tax Periods, no Carryforward Tax Attributes will be allocated to Delphi. GM will allocate to the Delphi Group only that portion, if any, of particular Carryforward Tax Attribute items as the final or temporary Regulations expressly require to be so allocated. The portion, if any, of any GM Group consolidated unused foreign tax credit


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which is allocable to Delphi shall be determined separately with respect to each of the items of income listed in Section 904(d) of the Code.

              (b) State or Local Income Tax Attributes. No tax attributes arising from state or local Income Tax Returns shall be allocated to Delphi or any member of the Delphi Group (including Delco), unless under the provisions of applicable state law or state regulations such tax attributes are expressly required to be allocated to Delphi.

              (c) R&E Credit Base Period. As provided by Section 41(f)(3) of the Code, GM will allocate to Delphi the required portion of GM's Code Section 41(c) base amount.

              (d) Earnings and Profits. As provided by ss.312(h) of the Code, earnings and profits shall be allocated between GM and Delphi.

       5.3. Calculation of Carryforward Tax Attributes. Calculation of the portion of any Carryforward Tax Attribute, state or local tax attributes, R & E Credit base period amount, and earnings and profits available to Delphi or to any member of the Delphi Group shall be made by GM in accordance with this
Article V. Such calculation will be provided to Delphi as soon as practicable but in any case estimates shall be provided to Delphi not later than a date that permits Delphi sufficient time to prepare and to timely file its Income Tax Returns for Delphi's first Separate Return Tax Period, taking all extensions of time to file Income Tax Returns into consideration. GM shall also advise Delphi of any adjustments to such calculations as a result of a tax audit, a Final Determination, or otherwise. Delphi shall have a right to review GM's calculations made pursuant to this Section 5.3.

       5.4. Tax Attributes to be Claimed for Separate Return Tax Periods. Delphi shall prepare and file all of its Income Tax Returns for all Separate Return Tax Periods taking into account the amount of the Carryforward Tax Attributes provided to Delphi by GM pursuant to this Article V, or such tax attributes as finally determined.

       5.5. Carryback Items from Separate Return Tax Periods. With respect to carrybacks by Delphi of net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes to a Consolidated Tax Period from a Separate Return Tax Period which would be permitted under the Code and the Regulations (or state law or state regulations), taking into consideration the separate return limitation year rules, whenever permitted to do so by the Code, the Regulations, state law or state regulations, Delphi shall elect to relinquish any carryback period which would include any Consolidated Tax Period. In cases where Delphi cannot relinquish the carryback period, or if the parties otherwise agree, GM shall cooperate with Delphi in seeking tax refunds from the appropriate taxing authority, at Delphi's expense, and Delphi shall be entitled to such refund, including interest paid by the taxing authority in connection with such refund; provided, however, that Delphi shall indemnify and hold GM harmless from and against any and all collateral tax

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

consequences resulting from or caused by the carryback of deductible or creditable tax attributes by Delphi from a Separate Return Tax Period to a Consolidated Tax Period, including, but not limited to, tax attributes of GM that expire unused (including tax attributes that expire during a tax period subsequent to the tax period during which the Delphi tax attribute carried back was generated) and which would have been used but for Delphi's carryback. The amount of such indemnity shall be limited to the actual tax benefit to which the GM Group would have been entitled in the absence of the carryback of the deductible or creditable tax attribute of Delphi. GM shall only be entitled to indemnification under this Section 5.5 if GM has used its reasonable best efforts to avoid the collateral tax consequence being indemnified. Delphi shall have the right to review the collateral tax consequence being indemnified. The amount of the refund due to Delphi from GM shall be reduced by the amount of the indemnification, if any.

In the event that (i) Delphi or a member of the Delphi Group has filed a refund claim with a taxing authority for a Consolidated Tax Period as contemplated by this Section 5.5, (ii) the refund claim has been allowed, and (iii) the taxing authority has applied the refund to an amount owed by GM, then GM shall pay Delphi the amount of the refund, including the amount of interest that would otherwise have been paid by the taxing authority to Delphi or such member of the Delphi Group.

The refund payment shall be due to Delphi ten Business Days after the earlier of
(i) the date that GM receives the refund from the taxing authority, or (ii) the date that a taxing authority applies the refund to an amount owed by GM.

Article VI. Tax Matters Administration, Indemnification, Record Retention, and Cooperation

       6.1.  Audits, Protests, Appeals and Litigation.

              (a) Notification. GM will notify Delphi in writing of any pending or threatened Proceeding in connection with any Income Tax liability for which any member of the Delphi Group may be liable, promptly upon receipt of notice of such Proceeding by any member of the GM Group. Delphi will notify GM in writing of any pending or threatened Proceeding in connection with any Income Tax Liability for which any member of the GM Group may be liable, promptly upon receipt of notice of such Proceeding by any member of the Delphi Group. Notification must include a complete copy of any written communication, and a complete written summary of any oral communication. The failure of GM or Delphi to timely forward such notification shall not relieve the other party of its obligation to pay such Income Tax, except to the extent that the failure to timely forward notification prejudices the ability of the other party to contest the Income Tax Liability.

              (b) Representation. GM has the sole right to represent the interests of the GM Group, including all members of the Delphi Group, in any Proceeding in connection

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

with any Income Tax Liability for a Consolidated Tax Period for which a member of the GM Group may be liable. GM shall not resolve or settle such Proceeding if the resolution or settlement would result in (i) an Income Tax liability for Delphi pursuant to Section 4.1 of this Agreement (and provisions of this Agreement referred to therein), or (ii) a change in an accounting method of any member of the Delphi Group, without the concurrence of Delphi, which shall not be unreasonably withheld.

       6.2. Record Retention. GM and Delphi agree to maintain books and records in accordance with the record retention procedures described in the Master Separation Agreement.

       6.3.  Cooperation.

              (a) Exchange of Information. GM (and each member of the GM Group) and Delphi (and each member of the Delphi Group) will provide each other with the cooperation and information reasonably requested by the other party in connection with tax planning, the preparation or filing of any Income Tax Return (or claim for refund), the determination and payment of estimated Income Tax, or the conduct of any Proceeding; provided, however, that neither party is required to disclose privileged and confidential information. Such cooperation and information includes:

                    (i) promptly forwarding copies of appropriate notices and other communications (including, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any taxing authority,

                    (ii) providing copies of all relevant Income Tax Returns (including workpapers and schedules), and documents relating to rulings or other determinations by taxing authorities,

                    (iii) providing copies of records concerning the ownership and tax basis of property,

                    (iv) providing other relevant information which either party may possess, including explanations of documents and information provided under this Agreement, as well as access to appropriate personnel,

                    (v) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return (or claim for refund) or in connection with any Proceeding, including waivers, consents or powers of attorney, and

                    (vi) the use of the parties' reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonable helpful in connection with any of the foregoing.

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

              (b) Information Confidential. GM and Delphi shall hold and cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other party furnished to it by the other party or its representatives pursuant to this Agreement (except to the extent that such information was (i) in the public domain through no fault of the party to which it was furnished, or
(ii) lawfully acquired from other sources by such party), and shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 6.3(b). Any disclosure of information by either party to Accountants for review purposes pursuant to sections of the Agreement providing for review rights shall not constitute a breach of confidentiality under this Agreement.

              (c) R & E Credit Audit. In particular, Delphi shall fully cooperate with GM in connection with any Proceeding that involves:

                    (i) the credit for increasing research activities under
Section 41 of the Code (the "R & E Credit") claimed on the GM Group's Federal Income Tax Return for the tax years 1995 through 1998, and

                    (ii) the R & E Credit claimed on the GM Group's Federal Income Tax Return for any Consolidated Tax Period to the extent that the qualified research expenses (as defined by Section 41(b) of the Code) ("QRE") of Delphi or any member of the Delphi Group were included in the determination of the GM Group's R & E Credit.

                    (iii) Target Range. Delphi will be responsible for sustaining in a Final Determination QRE within a QRE Target Range established by GM for each of the tax years 1995 through the tax year during which the Spin-Off occurs. The QRE Target Range will be based on the methodology that resulted from the 1991-1994 audit agreed Delphi QRE (Delphi's sustained QRE) in GM's overall R & E Credit resolution for tax years 1991 through 1994. Such methodology will be applied to tax years 1995 through the tax year during which the Spin-Off occurs, and a QRE Target Amount will be determined. The upper end of the QRE Target Range will be the QRE Target Amount plus 5% of the QRE Target Amount. The lower end of the QRE Target Range will be the QRE Target Amount less 5% of the QRE Target Amount. (For example, if the QRE Target Amount is $100, then the upper end of the QRE Target Range will be $105, and the lower end of the QRE Target Range will be $95.) The QRE Target Range for each of the tax years 1995 through the tax year during which the Spin-Off occurs will be provided to Delphi by GM at the commencement of the audit for the respective tax years.

                    (iv) Incentive. If Delphi sustains QRE in excess of the specified target range for a particular tax year, then GM will pay Delphi 6-1/2 cents for each one dollar of sustained QRE in excess of the highest amount of the target range for that tax year.

If Delphi fails to sustain QRE within the specified target range for a particular tax year, then Delphi will pay GM 6-1/2 cents for each one dollar that the lowest amount of the target range exceeds the amount QRE sustained by Delphi that tax year. This Section 6.3(c) is intended to quantify the amount that Delphi may be required to pay GM for failure to maintain records under
Section 6.2, or for failure to cooperate under Section 6.3, as those Sections relate to QRE. Any amount that Delphi is required to pay GM under this Section 6.3(c) will be in addition to any amount that Delphi would be required to pay GM in respect of issues other than QRE in connection with tax liabilities resulting from Delphi's failure to retain records or to cooperate. With respect to those tax years for which the R & E Credit was in effect for only part of the tax year (i.e., 1995 and 1996), the amount of the incentive payment will be reduced proportionately to reflect that portion of the tax year for which the R & E Credit was in effect.

       6.4.  Indemnification.

              (a) GM Group Taxes. Subject to Section 6.4(e) below, GM will indemnify Delphi for all Income Taxes that GM is required to pay (including Income Tax that a taxing authority may attempt to collect from Delphi pursuant to Section 1.1502-6 of the Regulations or similar provisions of state or local law or regulations), except those Delphi is required to pay to GM pursuant to this Agreement.

              (b) Delphi Separate Taxes. Delphi will indemnify GM for all Income Taxes that Delphi is required to pay to any taxing authority, including those related to state or local Income Tax Returns for Consolidated Tax Periods that are not combined or consolidated returns with a member of the GM Group other than members of the Delphi Group.

              (c) Gain Recognition Agreements. If GM is required to enter into a Gain Recognition Agreement, as that term is defined in Section 1.367(a)-8 of the Regulations (which would result in an Income Tax liability to GM in the event that Delphi disposes of certain foreign entities or assets within the time period described in the Regulations), Delphi will indemnify GM from any Income Tax liability, including interest and penalties thereon, resulting from the disposition by Delphi of assets that are the subject of a Gain Recognition Agreement entered into by GM in respect of any Delphi foreign entities or assets. GM will notify Delphi of all such Gain Recognition Agreements by the later of (i) the Contribution Date, or (ii) within 10 Business Days after the Gain Recognition Agreement is entered into.

              (d) Coordination With Services Agreements. Nothing in this Agreement will limit the indemnification or hold harmless provisions of the Tax Compliance and Planning Services Agreement or the Customs Consulting Agreement.

              (e) Coordination With Other Agreements. Nothing in this Agreement will limit the covenants, representations or warranties, or indemnification obligations of the

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

parties with respect to Income Tax related matters in the Master Separation Agreement or the Initial Pubic Offering and Distribution Agreement.

Article VII.  Dispute Resolution

       7.1. Intent of the Parties. Except as otherwise provided in this Agreement, it is the intent of the parties that the Delphi Group Federal, state and local Income Tax liability for all taxable periods, beginning with the tax period that includes the Contribution Date, will be determined as if the Delphi Group were a separate affiliated group of corporations filing a consolidated Federal Income Tax Return, and that Delphi shall pay such liability. This Agreement shall at all times be interpreted consistently with such intent.

       7.2. Dispute Resolution. Disputes arising in connection with this Agreement shall be resolved in accordance with the procedures set forth in the Master Separation Agreement, with the proviso that each arbitrator shall be a tax attorney or tax accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

Article VIII.  Miscellaneous Provisions.

       8.1. Additional Members. The parties recognize that from time to time other corporations may become members of the GM Group or the Delphi Group during the term of this Agreement, and GM and Delphi agree to use their best efforts to cause such corporations to be bound by all of the terms and conditions of this Agreement.

       8.2. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon the parties and their respective successors, predecessors and assigns, but no assignment of this Agreement shall relieve any party of its obligations without the written consent of the other party.

       8.3. Entire Understanding. This Agreement contains the entire understanding of the parties with respect to:

              (a) the allocation of Federal, state and local Income Tax liabilities for tax periods beginning on or after the Contribution Date, and

              (b) transitional tax matters, including those related to the contribution of Delco by GM to Delphi.

This Agreement may not be amended except by a written agreement executed by each of the parties. The parties recognize and acknowledge their intention to enter into additional agreements from time to time with respect to the allocation of taxes not covered by this Agreement. This Agreement is separate from, and will not affect or be

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

affected by, the rights and obligations of the parties under the Master Separation Agreement, the Initial Public Offering Agreement and Distribution Agreement, the Tax Compliance and Planning Services Agreement or the Customs Consulting Agreement.

       8.4. Conflict of Law. The validity, interpretation and performance of this Agreement will be controlled and construed under the laws of the State of Michigan, without giving effect to laws and principles relating to conflicts of law.

       8.5. Notices. Every notice, request, statement, or bill or other communication provided for in this Agreement (a "Notice") must be in writing and may be personally served, provided a receipt is obtained, or may be sent by certified mail, return receipt requested, postage prepaid, or may be sent by facsimile, with acknowledgment of receipt requested, to the parties at the following addresses (or such other address as one party may specify by Notice to the other parties):

       If to GM:

              Chief Tax Officer
              GENERAL MOTORS CORPORATION
              Mail Code 482-114-262
              3044 West Grand Boulevard
              Detroit, Michigan  48202

       with a copy (which shall not constitute effective notice) to:

              Assistant General Tax Counsel
              GENERAL MOTORS CORPORATION
              Mail Code 482-114-262
              3044 West Grand Boulevard
              Detroit, Michigan  48202

       If to Delphi:

              Chief Tax Officer
              DELPHI AUTOMOTIVE SYSTEMS CORPORATION
              Mail Code 483.400.626
              5725 Delphi Drive
              Troy, Michigan  48098

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

       with a copy (which shall not constitute effective notice) to:

              General Counsel
              DELPHI AUTOMOTIVE SYSTEMS CORPORATION
              Mail Code 483.400.603
              5725 Delphi Drive
              Troy, Michigan  48098

A Notice which is delivered personally is given as of the date specified in the written receipt. A Notice sent by certified mail is given on the third Business Day following the date of mailing. A Notice by facsimile is given on the date it is transmitted, provided that acknowledgment of receipt is received by sender.

       8.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

       8.7. Change in Law. If, due to any change in applicable law or regulation or the interpretation thereof by any court of law or other governing body having jurisdiction, subsequent to the date of the Agreement, performance of any provision of or any transaction contemplated by this Agreement shall become impracticable or impossible, the parties will use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by this Agreement.

       8.8. Review Rights. Whenever either party has a right of review pursuant to any provision of this Agreement, either (i) the party exercising its review right may engage Accountants to perform (or assist in performing) the review, or
(ii) the other party may elect to engage Accountants to perform the review, and in that event the party exercising its review right shall not perform the review. The party engaging the Accountants shall pay all costs and fees associated with the Accountants' review. Both parties will cooperate fully in such review.


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




       The parties have duly executed this Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Taxes on the date indicated.


GENERAL MOTORS CORPORATION


By: /s/ Roger D. Wheeler            Date: 12/15/98
   -----------------------------         ---------------------
       Roger D. Wheeler
       Chief Tax Officer

DELPHI AUTOMOTIVE SYSTEMS CORPORATION


By: /s/ James P. Whitson            Date: 12/16/98
   -----------------------------         ---------------------
       James P. Whitson
       Chief Tax Officer






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